Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

On Track Innovations Ltd.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-101491, No. 333-116429, No. 333-128106, No. 333-140786, No. 333-149034, No. 333-149575, No. 333-173075, No. 333-179306, No. 333-192443 and 333-196842), and on Form S-3 (No. 333-221060) of On Track Innovations Ltd. of our report dated March 29, 2018, with respect to the consolidated balance sheets of On Track Innovations Ltd. and its subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of On Track Innovations Ltd.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

A Member Firm of KPMG International

Tel Aviv, Israel

March 29, 2018